Exhibit 99.1

Investor Relations Contact: Alan B. Catherall 770-485-2527
PRESS RELEASE
FOR IMMEDIATE RELEASE
Numerex Closes $10 Million Financing Agreement
ATLANTA, June 1, 2006 — Numerex Corp. (NASDAQ: NMRX), announced today that is has entered into a $10 million financing agreement with the Laurus Master Fund, Ltd. (“Laurus”), a financial institution that specializes in providing financing to small and mid-capitalization public companies. The net proceeds from the transaction will be used for general corporate purposes, including possible funding of strategic initiatives.
The total amount of the financing provided is $10 million, consisting of a $5 million Convertible Term Note and a $5 million Nonconvertible Term Note. Both notes bear a fixed interest rate of 9.75%, have a term of four years, and are secured by Numerex’s assets. In addition, the Company issued warrants to Laurus to purchase a total of 241,379 Numerex common shares at a price of $7.73.
Both principal and interest of the Convertible Term Note are payable in cash or, subject to certain conditions, Numerex common stock. If payments are made in cash, principal reductions will begin in December 2006 and continue for the next 42 months with the final payment due in May 2010. If payments are made in common stock, the amount of principal and interest repaid will be converted into equity at the fixed conversion price of $7.91. In addition, the Company has a put right should the market price of the common stock exceed $8.70 or 110% of the fixed conversion price. The Company has agreed to file a registration statement with the SEC to permit resale of the common stock received by Laurus in connection with the Convertible Term Note or upon exercise of the warrants.
The Nonconvertible Term Note is repayable in full on or before May 30, 2010 and contains no restrictions on prepayment. In addition, partial reductions in principal of the Note prior to May 30, 2010 are permitted.
“We are pleased with this round of financing, particularly with the speed in execution and, importantly, with the continued support and confidence expressed by Laurus,” said Stratton Nicolaides chairman and chief executive officer of Numerex. “This is the third transaction with Laurus and we have found them to be an excellent partner as we raise funds to grow our business and to better position the Company for possible strategic initiatives. We believe that the structure of the transaction offers favorable conversion terms, minimizing the amount of potential dilution, and provides sufficient flexibility in both repayment terms and use of proceeds. We intend to fully repay the debt resulting from the Airdesk acquisition announced earlier this year and welcome the further strengthening to our balance sheet with the resulting increase to our cash reserves.”
“Finally, I would like to reiterate our remarks of several weeks ago when we announced our first quarter 2006 results. Specifically, we continue to be very encouraged by the demand for our core wireless M2M products and services and anticipate strong revenue performance throughout 2006 with continued profitability.”
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About Numerex
Numerex Corp. (Nasdaq: NMRX) is a leader in providing wireless fixed and mobile machine-to-machine (M2M) solutions, as well as a broad range of reliable, competitive network services and technology. A single-source provider for M2M requirements, Numerex enables real-time wireless data communications, monitoring, tracking, and service management tailored to the needs of each application, customer and industry, from vehicle location and tracking, to vending, security and utilities. Numerex products and services are primarily marketed and sold through alliance partners and indirect channels including integrators, licensees and distributors. Wireless M2M network services and solutions are delivered through the Airdesk Wireless division. Wireless security solutions are delivered through the Uplink Security division. In addition to its core M2M business, Numerex markets proprietary digital multimedia and collaboration products to the educational and distance learning markets. It also provides networking and integration services to major telecommunications companies. Numerex primarily serves customers throughout the United States, Canada and Latin America. The company is headquartered in Atlanta, Georgia. www.nmrx.com
This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities in the wireless data business. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “strategy,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.
The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the failure to realize improvements on our digital multimedia and networking business; variations in quarterly operating results, delays in the development, introduction, integration and marketing of new wireless products and services; customer acceptance of products and services; economic conditions; changes in financial and capital markets; the inability to attain revenue and earnings growth in our wireless data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.